Exhibit 4.1
EDC TRANSACTION NO. SLA-0176
EXECUTION VERSION
DATED AS OF September 19, 2006
BOWATER CANADIAN FOREST PRODUCTS INC.
AND
EXPORT DEVELOPMENT CANADA
SOFTWOOD LUMBER AGREEMENT CASH DEPOSITS
PURCHASE AND SALE AGREEMENT

EDC TRANSACTION NO. SLA-0176
This SOFTWOOD LUMBER AGREEMENT CASH DEPOSITS PURCHASE AND SALE AGREEMENT dated as of September 19, 2006 (the “Agreement”) is made
BETWEEN
BOWATER CANADIAN FOREST PRODUCTS INC.
1000 de la Gauchetiére West
Suite 2820
Montréal, QC
H3B 4W5
(hereinafter called the “Seller”)
AND
EXPORT DEVELOPMENT CANADA,
a corporation established by an Act of the
Parliament of Canada, having its head office at
Ottawa, Canada
(hereinafter called “EDC”)
WHEREAS pursuant to the Softwood Lumber Agreement negotiated between the Government of Canada and the Government of the United States of America (as amended, the “Softwood Lumber Agreement”), United States Customs and Border Protection (“USCBP”) is required to liquidate certain entries of softwood lumber and, upon their liquidation, to refund cash deposits of countervailing duty and anti-dumping duties to the Seller as an importer of record, together with accrued interest on such cash deposits;
AND WHEREAS Annex 2C of the Softwood Lumber Agreement contemplates, among other things, that the Government of Canada or its agent will enter into an agreement with importers of record for the purchase of the designated cash deposits to be refunded by the USCBP and accrued interest on such deposits;
AND WHEREAS the Government of Canada has identified EDC as its agent for the purposes described in Annex 2C of the Softwood Lumber Agreement;
AND WHEREAS this Agreement is entered into to set out the terms and conditions on which EDC will purchase, and the Seller will sell, the right, title and interest of the Seller in the designated cash deposits to be refunded to the Seller, together with the accrued interest on such cash deposits;
NOW THEREFORE in consideration of the mutual covenants herein set out, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 — Definitions
In this Agreement, the following terms shall have the following respective meanings:
“ACH Agreement” has the meaning attributed to that term in the Softwood Lumber Agreement;
“AD Order” means the Anti-Dumping Duty Order published as Certain Softwood Lumber from Canada, 67 Fed. Reg. 36,068 (May 22, 2002), as amended;
“Business Day” means any day, other than a Saturday or Sunday, or a day that banks are lawfully closed for commercial banking business in Ottawa, Ontario, Canada or a day on which banks are not required or authorized to close in New York, New York, United States of America;
“CVD Order” means Countervailing Duty Order published as Certain Softwood Lumber from Canada, 67 Fed. Reg. 36,070 (May 22, 2002), as amended;
“Canadian Dollars” and “CDN” means the lawful currency of Canada;
“covered entries” has the meaning attributed to that tem in the Softwood Lumber Agreement;
“Dispute Rights” has the meaning attributed to that term in Section 3.03(a) hereof;
“Escrow Agent” means the U.S. financial institution designated by the Seller that has entered into the Escrow Agreement with the Seller to receive and disburse the Purchased Refund to EDC;
“Escrow Agreement” means the agreement entered into between the Seller, EDC and the Escrow Agent, to receive and disburse the Purchased Refund to EDC, substantially in the form attached as Schedule “D”;

“Event Of Default” has the meaning attributed to it in Section 7.01 hereof;
“Irrevocable Power of Attorney” means the power of attorney granted by the Seller to the Escrow Agent pursuant to the Escrow Agreement, substantially in the form attached as Exhibit “A” to the Escrow Agreement;
“knowledge” means actual knowledge;
“Overnight Federal Funds Rate” means for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York;
“Purchase Date” means the date specified as such in the Purchase Notice, which date must be a Business Day not later than one hundred and twenty (120) days after the date the conditions precedent in Section 5.01 hereof have been satisfied;
“Purchase Notice” means the notice substantially in the form attached hereto as Schedule “A” and which, once executed and delivered, shall form part of this Agreement, containing certain information completed by EDC, based upon information provided to EDC by USCBP, and sent by EDC to the Seller;
“Purchase Price” means the aggregate amount of the cash deposits and accrued interest up to and including the Purchase Date (but, for greater certainty, not including interest accruing after the Purchase Date) to which USCBP has determined the Seller is entitled as of the Purchase Date under the Softwood Lumber Agreement, as described in the Purchase Notice;
“Purchased Refund” means the aggregate amount of all cash deposits and accrued interest to which USCBP has determined the Seller is entitled under the Softwood Lumber Agreement, including accrued interest after the Purchase Date up to and including the liquidation date of the related covered entries;
“Seller Amount” means the Purchase Price specified in the Purchase Notice minus the US Interests Amount specified in the Purchase Notice;
“Softwood Lumber Agreement” has the meaning attributed to that term in the recitals hereto;
“US Dollars” and “USD” means the lawful currency of the United States of America;
“US Government” means the Government of the United States of America, including USCBP and other agencies and departments;

“US Interests” means the Coalition for Fair Lumber Imports, the binational industry council, and the meritorious initiatives foundation referred to in the Softwood Lumber Agreement; and
“US Interests Amount” means that portion of the Purchase Price as specified in the Purchase Notice that, pursuant to this Agreement, the Seller has irrevocably directed EDC to pay to the US Interests on its behalf, as computed by EDC in accordance with Section 3.01 (b) hereof.
Section 1.02 — Rules of Interpretation
(a)	The singular shall include the plural and vice versa.

(b)	References to a “person” shall be construed so as to include any individual, firm, company, corporation, government, state or agency of a state or political subdivisions thereof or any joint venture, association, partnership or unincorporated body of persons (whether or not having separate legal personality).

(c)	Whenever any person is referred to, such reference shall be deemed to include the permitted assignees and successors of such person, whether by operation of law, consolidation, merger, sale, amalgamation or otherwise as applicable.

(d)	References to a specified Article, Section or Schedule shall be construed as references to that specified Article or Section of, or Schedule to, this Agreement unless the context otherwise requires.

(e)	References to any agreement or other instrument shall be deemed to include such agreement or other instrument as it may from time to time be modified, amended, supplemented or restated in accordance with its terms and, where required hereunder, with the consent of EDC.

(f)	The terms “hereof’, “herein” and “hereunder” shall be deemed to refer to this Agreement.

(g)	The headings of the Articles and Sections are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(h)	All schedules attached hereto are deemed to form a part of this Agreement

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.01 — Representations and Warranties by Seller
(a) The Seller represents and warrants to EDC on the date hereof and is deemed to represent and warrant on and as of the Purchase Date, that:
(i)	the Seller is a corporation duly incorporated and organized and validly existing under the laws of Canada and has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the locations of its chief executive office and its places of business are as set forth on Schedule “E” hereto;

(ii)	except as to any proceedings and “prior disclosures” made under .19 U.S.C. §1592, disclosed on Schedule “C” hereto, complete and accurate copies of which have been provided to EDC and none of which involved any fraud on the part of the Seller, there are no actions, petitions, suits or proceedings pending, or, to the best of the knowledge of the Seller, threatened against the Seller before any court, tribunal or administrative or governmental agency which, if adversely determined, would reasonably be expected to (i) adversely affect the Seller’s ability to perform its obligations under this Agreement or (ii) adversely affect EDC’s ability to acquire or receive payment in full of the Purchased Refund; and there are no judgments, decrees or orders of any court, tribunal or administrative or governmental agency against or relating to the Seller or any of its property or assets which, if adversely determined, would reasonably be expected to (i) adversely affect the Seller’s ability to perform its obligations under this Agreement; or (ii) adversely affect EDC’s ability to acquire or receive payment in full of the Purchased Refund;

(iii)	except as to any proceedings and “prior disclosures” referenced in clause (ii)above, there are no disputes between the Seller and the US Government, and to the best of its knowledge, there are no other circumstances which would reasonably be expected to adversely affect (i) the Seller’s right to the Purchased Refund, or (ii) EDC’s ability to acquire or receive payment in full of the Purchased Refund;

(iv)	subject to the sale, assignment and transfer contemplated by this Agreement, the Seller owns and has good and valid right and title to the Purchased Refund. Ownership of and good and valid right and title to the Purchased Refund shall vest in EDC pursuant to this Agreement after the delivery of the Seller Amount to Seller, free and clear of any lien, charge, security interest, or encumbrance of any nature whatsoever or of any other right, claim or interest of any third party and free and clear of all defenses, abatements, set-offs, counterclaims and deductions of any nature, except to the extent expressly permitted by EDC or otherwise contemplated hereby;

(v)	the Seller has not previously sold, assigned or transferred any or all of its rights to collect duties on softwood lumber imports including any of its rights in respect of the Purchased Refund; and its rights to the Purchased Refund are, as of the Purchase Date, free and clear of any lien, charge, security interest, or encumbrance of any nature whatsoever or of any other right, claim or interest of any third party;

(vi)	no Event of Default of the nature described in Section 7.01(a) or (b) and to the best of the Seller’s knowledge, after due inquiry, no Event of Default of the nature described in Section 7.01(c) has occurred and is continuing;

(vii)	the Seller is in compliance with all laws applicable to it relating to anticorruption and bribery;

(viii)	except as contemplated under the Softwood Lumber Agreement and this Agreement, and except for the filing of an ACH Agreement, to the best of the knowledge of the Seller, no consent, approval or authorization of, or declaration, registration, filing or qualification with, or giving of notice to, or taking of any other action in respect of, any governmental authority or agency on the part of the Seller is required in connection with the execution, delivery or enforcement of this Agreement or the Purchase Notice issued pursuant to this Agreement or the performance hereof or the consummation of any of the transactions contemplated thereof;

(ix)	the execution and delivery of this Agreement and the performance of, and the compliance with the terms hereof by the Seller (i) do not contravene or conflict with its constating documents, by-laws or its resolutions; (ii) are not in violation of any law, statute, rule, regulation or ordinance of Canada or any political subdivision thereof; (iii) do not, as of the Purchase Date, conflict with, or result in any breach of or constitute default under any document, instrument or agreement to which it is a party to or by which it is bound or its properties or assets are bound; and (iv) will not result in or require the creation or imposition of any lien, charge, security interest, encumbrance or other right, claim or interest of any person other than EDC upon the Purchased Refund whether created or imposed at law or pursuant to the terms of any document, agreement or instrument to which the Seller is subject or by which it or any of its properties or assets are bound; and

(x)	the Seller has taken all necessary action (corporate or otherwise) to authorize the execution, delivery and performance of this Agreement, and this Agreement has been duly authorized, executed and delivered by the Seller.
(b)	EDC represents and warrants to the Seller on the date hereof and is deemed to represent and warrant on and as of the Purchase Date, that:
(i)	EDC is a corporation duly established and validly existing under the laws of Canada; and

(ii)	EDC has full power and authority to execute, deliver, and perform the terms and provisions of this Agreement, has taken all necessary action (corporate or otherwise) to authorize the execution, delivery and performance thereof, and this Agreement has been duly authorized, executed and delivered by EDC.
Section 2.02 — Disclaimer
SUBJECT TO THE PROVISIONS OF SECTION 10.7, THE PROVISIONS OF THIS AGREEMENT SHALL NOT COME INTO FORCE UNTIL SUCH DATE AS THE GOVERNMENT OF CANADA HAS CONFIRMED TO EDC THAT THE SOFTWOOD LUMBER AGREEMENT IS IN FULL FORCE AND EFFECT.
ARTICLE III
PURCHASE AND SALE
Section 3.01 — Seller Undertakings
(a) On and subject to and in accordance with the terms and conditions set forth herein and in the Purchase Notice, the Seller does hereby absolutely sell, assign and transfer to EDC all of its rights, title, benefits and ownership interests in and to the Purchased Refund, without recourse to the Seller except as specifically provided for in Section 3.02(e) and Section 7.02, and subject to Seller’s right of protest as set forth in Section 3.03(a), such sale being conclusively completed upon the sending of the Purchase Notice by EDC and payment of the Purchase Price as provided in Section 3.02 below, without any further act or formality whatsoever.
(b) The Seller hereby irrevocably directs EDC, pursuant to the Softwood Lumber Agreement, to pay to the US Interests out of the Purchase Price the Seller’s applicable pro rata share of the USD 1 billion to be paid to the US Interests (the “US Interests Amount”) as set out in the Purchase Notice. The Seller’s applicable pro rata share shall be computed by multiplying the Purchase Price by a fraction (i) the numerator of which is USD 1 billion and (ii) the denominator of which is the aggregate amount of all duties and accrued interest payable to all importers of record, as calculated and provided by USCBP under the AD Order and the CVD Order as of the date of entry into force of the Softwood Lumber Agreement.
(c) It is the understanding of the parties that, pursuant to the Softwood Lumber Agreement, and providing it is in fill force and effect, the Government of Canada shall pay to the US Interests any difference between the USD 1 billion and the aggregate amount which importers of record have directed EDC to pay to US Interests.
(d) The Seller waives any rights it may have against EDC for payment other than as set out in the Purchase Notice and any and all rights to contest the amounts of the Purchased Refund with EDC, provided that the information in the Purchase Notice is consistent with information received by EDC from USCBP in respect of the entries and accrued interest for covered entries, up to and including the Purchase Date.
(e) The Seller shall enter into an ACH Agreement, Irrevocable Power of Attorney, Escrow Agreement and any other documents that EDC may reasonably request the Seller to provide to facilitate the payment of the Purchased Refund to EDC.
(f) The Seller agrees and acknowledges that (i) EDC may perform its obligations and effect its rights hereunder and in respect of the Purchased Refund by or through agents, employees or attorneys-in-fact, and (ii) EDC may assist generally in the selection of agents or other third parties for purposes of effecting and consummating the transactions contemplated by the Softwood Lumber Agreement, the Escrow Agreement, this Agreement and the other agreements and documents contemplated hereby and thereby.
Section 3.02 — Purchase and Sale Procedures
Operation of Facility
(a)	It is acknowledged and agreed by the parties hereto that the Purchased Refund shall be purchased by EDC and sold by the Seller pursuant to this Agreement and the Purchase Notice.

(b)	EDC shall deliver to the Seller, by facsimile or other electronic means, with a completed Purchase Notice based on data concerning cash deposit amounts and accrued interest up to arid including the Purchase Date provided to EDC by USCBP and the Seller hereby acknowledges and agrees that it accepts such amounts for purposes of this Agreement. The Purchase Notice shall specify the Purchase Price and the Purchase Date.

(c)	If EDC has delivered the Purchase Notice to the Seller, EDC shall purchase the Purchased Refund on the Purchase Date for an amount equal to the Purchase Price as specified in the Purchase Notice and subject to the terms and conditions of this Agreement.

(d)	Upon payment of the Seller Amount by EDC to the Seller on the Purchase Date, all right, title and interest of the Seller in and to the Purchased Refund shall immediately be deemed to be assigned, transferred and sold to EDC, as an absolute sale (and not as security), and all of Seller’s right, title and interest in and to the Purchased Refund shall indefeasibly and irrevocably vest in EDC automatically without the necessity of any further instrument or formality, conveyance, transfer or assignment thereof to EDC.

(e)	(i) In the event that the amount of the Purchased Refund paid to EDC (excluding any accrued interest on the Purchased Refund from the Purchase Date to the liquidation date of the related covered entries) is less than the Purchase Price, the Seller shall pay EDC, promptly upon receipt of a written request by EDC, the amount of any such shortfall amount plus the interest thereon calculated at the rate per annum used by USCBP from the Purchase Date to the date of receipt by EDC of such amount less the US Interests applicable pro rata share of the shortfall amount. The US Interests applicable pro rata share of the shortfall amount shall be computed by multiplying the shortfall amount by a fraction (i) the numerator of which is USD 1 billion and (ii) the denominator of which is the aggregate amount of all duties and accrued interest payable to all importers of record, as calculated and proved by USCBP under the AD Order and the CVD Order as of the date of entry into force of the Softwood Lumber Agreement.

(ii) In the event that the Purchased Refund is liquidated prior to the Purchase Date set forth in the Purchase Notice, the Seller shall pay to EDC the difference between (i) an amount equal to the interest that USCBP would have paid for the period from the liquidation date to and including the Purchase Date and (ii) an amount equal to interest at the Overnight Federal Funds Rate on the Purchased Refund for the period from the liquidation date to and including the Purchase Date.

(f)	(iii) In the event that EDC or the Escrow Agent is required to return to USCBP any portion of the Purchased Refund, the Seller shall pay to EDC or the Escrow Agent, promptly upon a written request by EDC, the amount of such remittance, together with interest thereon from the date of such remittance at the Overnight Federal Funds Rate less the US Interests applicable pro rata share of the remittance. The US Interests applicable pro rata share of the remittance shall be computed by multiplying the remittance by a fraction (i) the numerator of which is USD 1 billion and (ii) the denominator of which is the aggregate amount of all duties and accrued interest payable to all importers of record, as calculated and proved by USCBP under the AD Order and the CVD Order as of the date of entry into force of the Softwood Lumber Agreement.

Section 3.03 — Discrepancies and Disputes
(a)	Nothing in this Agreement will constitute or be interpreted as a waiver or any other relinquishment by the Seller of any right it may have to protest or otherwise dispute with USCBP or any other applicable department or agency of the US Government that the amount of any cash deposit to be refunded in respect of any covered entry or the calculation of accrued interest thereon (any and all such rights herein called “Dispute Rights”) in order to increase such amount. The Seller will deal directly with USCBP or such other applicable department or agency of the US Government. in exercising and settling any Dispute Right, and any additional amount payable by the US Government to the Seller in respect of any disputed covered entry shall be paid directly to the Seller and shall constitute property of the Seller.

(b)	The exercise of any Dispute Right by the Seller shall not impair, restrict or otherwise affect the rights or obligations of EDC or the Seller under this Agreement.
Section 3.04 — No Assumption of Obligations
Notwithstanding any other agreement between EDC and the Seller to the contrary EDC shall not assume or be liable for any actions whatsoever the Seller is required to take under the Softwood Lumber Agreement or otherwise in connection with this Agreement, including without limitation, any breach by the Seller of any such agreement, or any representation or warranty made by the Seller, arising by operation of law or otherwise.
ARTICLE IV
PLACE AND MANNER OF PAYMENT
Section 4.01 — Place and Manner of Payment
All Seller Amount payments to be made by EDC to the Seller as provided for hereunder shall be made in US Dollars, to the account specified in the Seller’s payment instructions provided pursuant to Section 5.01(c)(vi) hereof, and all US Interests Amount payments to be made by EDC as directed by the Seller shall be made in US Dollars to the three escrow accounts identified by the US Government under the Softwood Lumber Agreement.

ARTICLE V
CONDITIONS PRECEDENT
Section 5.01 — Conditions Precedent in Favour of EDC
EDC shall have no obligation to purchase the Purchased Refund pursuant to the terms hereof until, and it shall be a condition precedent to such purchase that, each of the following conditions shall be fulfilled to the reasonable satisfaction of EDC in its sole discretion (provided, however, that it is agreed that these conditions are inserted for the sole benefit of EDC and may be waived in whole or in part by EDC with or without conditions).
(a)	EDC shall have received, within ten (10) days after the date of entry into force of the Softwood Lumber Agreement, the documentation from USCBP as to the amount of the covered entries and’ accrued interest necessary to enable EDC to complete the Purchase Notice.

(b)	Prior to September 27, 2006, EDC shall have received the following:
(i)	this Agreement, including a duly completed Schedule “E”, executed by the Seller;

(ii)	copy of the ACH Agreement provided to USCBP, as executed by the Seller;

(iii)	copy of the Escrow Agreement executed by the Seller and the Escrow Agent; and

(iv)	copy of the Irrevocable Power of Attorney, executed by the Seller.
(c)	Prior to the Purchase Date, EDC shall have received the following:
(i)	the favourable legal opinion of counsel to the Seller substantially in the form of Schedule “B”;

(ii)	a duly completed Schedule “C” satisfactory to EDC;

(iii)	the favourable legal opinions of counsel to EDC, in form and substance satisfactory to EDC;

(iv)	duly completed and executed forms prepared by external counsel to EDC for filing under the personal property security regime or other applicable similar regime in the applicable jurisdiction(s), together with any search reports conducted by external counsel to EDC and satisfactory .to EDC;

(v)	evidence of the release of any lien, charge, hypothec, mortgage or other encumbrance or any nature whatsoever applicable to the Purchased Refund;

(vi)	the Seller’s payment instructions;

(vii)	a certificate of incumbency from the Seller certifying the authority of the person or persons who has or have, on behalf of the Seller, signed this Agreement, the Escrow Agreement, the Irrevocable Power of Attorney and the ACH Agreement; and

(viii)	such other documents as EDC may reasonably require to effectuate the purposes of this Agreement.
(d)	On and as of the Purchase Date:
(i)	this Agreement, and the documents referred to in Section 5.01(a) (b) and (c), shall not have been terminated;

(ii)	the Softwood Lumber Agreement is in full force and effect; and

(iii)	the representations and warranties of the Seller shall be true and correct on and as of such date and there shall not exist or be continuing any Event of Default.
Section 5.02 — Conditions Precedent in Favour of the Seller
The Seller shall have no obligation to sell the Purchased Refund pursuant to the terms of this Agreement unless, and it shall be a condition precedent to such sale that:
(a)	this Agreement has not been terminated; and

(b)	the Softwood Lumber Agreement is in full force and effect.

ARTICLE VI
COVENANTS
Section 6.01 — Covenants of the Seller
The Seller covenants and agrees with EDC, from and after the date hereof and so long as any part of the Purchased Refund has yet to be paid to EDC, that it shall:
(a)	not commence any action against the US Government which EDC determines is likely to adversely affect EDC’s rights with respect to the Purchased Refund, without EDC’s consent;

(b)	take all steps and all actions as may be reasonably required or reasonably deemed advisable by EDC to perfect or more fully evidence EDC’s rights, title, benefits and ownership interests in the Purchased Refund purchased by it hereunder;

(c)	not make or consent to any modification or amendment or waive any term or condition which would affect the payment terms for or reduce the amount of the Purchased Refund or agree to any amendment or modification or termination of any document referred to in Section 3.01 (e) hereof, in each case without EDC’s prior written consent;

(d)	notify EDC, immediately, upon becoming aware of the occurrence of any event or circumstance which has adversely affected, or is likely to adversely affect the Seller’s ability to perform all or any of its obligations hereunder;

(e)	not grant or assign to any person other than EDC or, on or after the Purchase Date, suffer to exist any lien, charge, security interest, or other encumbrance of any nature whatsoever or other right, claim or interest of any third party on all or any part of the Purchased Refund, and shall not do anything or take any action to prejudice any of the rights created hereunder or purported to be created hereunder in favor of EDC;

(f)	forthwith advise EDC in writing of the occurrence or existence of any Event of Default or any event or circumstance that, with the passage of time, the giving of notice or both, would constitute an Event of Default of which the Seller may be or become aware and of the acts being taken by the Seller to remedy such Event of Default;

(g)	maintain its corporate existence and maintain all material authorizations, consents and approvals required to own its properties and assets and carry on its business and to perform its obligations hereunder; and

(h)	at the request and expense of EDC take all necessary steps, including instituting proceedings itself (or assisting EDC in the conduct of any such proceedings instituted by EDC) for the purpose of collecting payment of all or any part of the Purchased Refund purchased by EDC under this Agreement.
Section 6.02 — Seller’s Reservation
The Seller reserves the right to protest to USCBP the amount of any cash deposits and accrued interest due from USCBP as provided in Section 3.03(a) hereof. The parties hereto acknowledge and agree that in the event that the aggregate amount paid to EDC for the Purchased Refund is greater than the sum of (i) the Purchase Price set forth in the relevant Purchase Notice delivered to Seller hereunder and (ii) interest accrued with respect to the covered entities after the Purchase Date, to and including the receipt of payment by EDC, Seller shall be entitled to receive from EDC the amount of such excess, together with interest thereon at the Overnight Federal Funds Rate up to, but not including, the date on which EDC remits the same to the Seller.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01- Events of Default
The occurrence of any one or more of the following events or circumstances shall constitute a default (each an “Event of Default”) by the Seller under this Agreement:
(a)	if any representation or warranty made by the Seller in this Agreement or in any document, opinion of Seller’s counsel or certificate or other instrument furnished in connection with this Agreement, or any such document, opinion or certificate, shall prove to have been materially incorrect when made or deemed to be made which, in the reasonable opinion of EDC, is likely to materially and adversely affect (i) the Seller’s ability to perform all or any of its obligations under this Agreement or (ii) EDC’s ability to acquire or receive payment in full of the Purchased Refund and, if capable of being remedied, is not remedied within 30 days after notice by EDC to Seller to do so;

(b)	the failure by the Seller to perform any of its material obligations under this Agreement; and

(c)	any other event occurs or circumstances arise (including any changes, modifications, amendments to any of the representations or warranties set out in Section 2.01 or if the Seller is unable to make any such representations or warranties) which, in the reasonable opinion of EDC, is likely to materially and adversely affect (i) the Seller’s ability to perform all or any of obligations under this Agreement or (ii) EDC’s ability to acquire or receive payment in full of the Purchased Refund and, if capable of being remedied, is not remedied within 30 days after notice by EDC to Seller to do so.
Section 7.02 — Remedies
Without limiting any other remedy or recourse otherwise available to EDC by law or contract, upon the occurrence of an Event of Default under Section 7.01(a), (b), or (c), EDC may by written notice to the Seller terminate this Agreement and be entitled to the return of the Purchase Price with interest thereon at the Overnight Federal Funds Rate for the period from the Purchase Date to and including the date of such return of the Purchase Price and, in such event, EDC shall sell back, re-assign, re-transfer and return to the Seller (i) all the rights, title, benefits and ownership interests in and to the Purchased Refund as and to the extent sold, assigned and transferred by the Seller to EDC pursuant to Section 3.01(a) hereof and as and to the extent then outstanding and (ii) the amount of all payments, if any, of any part of the Purchased Refund received by EDC (the “Paid Amount”), the parties agreeing to automatic set-off between the Purchase Price and the Paid Amount, if any.
ARTICLE VIII
COSTS AND EXPENSES
Section 8.01 — Costs and Expenses
(a) EDC will be responsible for:
(i)	all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement (including legal fees and expenses of EDC’s counsel but excluding legal fees and expenses of the Seller’s counsel or counsel for any industry association);

(ii)	all of EDC’s costs of administration of this Agreement, including costs associated with obtaining information from USCBP and costs and legal expenses relating to the filing, recording or registration of documents under personal property security or other legislation in any jurisdiction to document, perfect or protect EDC’s rights in respect of the Purchased Refund; and

(iii)	all reasonable fees and expenses of the Escrow Agent and other reasonable costs and expenses of the Escrow Agent relating to the Escrow Agreement.

(b) The Seller will be responsible for all reasonable out-of-pocket expenses of EDC (including reasonable legal fees and disbursements of external counsel but excluding costs of ordinary administration) in connection with any amendment requested by Seller of, preservation of rights under, or enforcement of this Agreement.
(c) All expenses for which the Seller is responsible under paragraph (b) above will be payable to EDC in Canadian Dollars or US Dollars no later than ten (10) Business Days after EDC’s request for payment (with reasonable supporting documents).
(d) The Seller agrees to indemnify and hold harmless EDC from and against any and all liabilities or damages, including, but not limited to, reasonable costs and expenses of litigation such as counsel fees, resulting from third party claims relating to or arising from any breach of the provisions of this Agreement by the Seller, including, but not limited to, a breach of the Seller’s representations and warranties contained herein.
ARTICLE IX
NOTICE
Section 9.01 — Notice
All demands, notices and other communications provided for hereunder shall be in writing and sent by registered mail, commercial courier, telefax or any other electronic mail service or delivered in person and shall be deemed to have been given and received, if delivered in person, upon delivery, if sent by registered mail, the third Business Day following the date of mailing, and, if transmitted by telefax, or any other electronic mail service, the Business Day following the date of transmission. The mailing address and telefax numbers of each of the parties for such purposes shall respectively be:
For the Seller,
BOWATER CANADIAN FOREST PRODUCTS INC.
1000 de la Gauchetiére West
Suite 2820
Montréal, QC
H3B 4W5
Attention: Linda Gauvin
Telefax: 514-954-2167
Email: gauvinl@bowater.com

For EDC,
EXPORT DEVELOPMENT CANADA
151 O’Connor Street
Ottawa, Canada K1A 1K3
Attention: Softwood Lumber Agreement

Loans Services
Telefax: 1-877-336-5464
Email: softwood.lumber@edc.ca
or such other address or numbers as to which either party may, but upon not less than ten (10) Business Days prior written notice from time to time notify the other.
ARTICLE X
MISCELLANEOUS
Section 10.01 — Further Assurances
The Seller and EDC hereby agree to do such further acts and things, and to execute and deliver to the other party such additional consents and instruments, as may be reasonably required or deemed advisable to carry into effect the purposes of this Agreement.
Section 10.02 — Entire Agreement
Except as expressly contemplated or provided herein, this Agreement, including without limitation, all Schedules and the Purchase Notice, constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings, declarations, representations, written or verbal, relating to the subject matter hereof. None of the terms hereof shall be modified except by instrument in writing, duly signed by each of the parties, and in the case of any amendment or modification to Section 3.01(c) with the consent of the Government of Canada and the Government of the United States of America.
Section 10.03 — Governing Law
This Agreement shall be governed by, and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the Seller hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

Section 10.04 — Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller may not assign (other than as collateral security) nor transfer all or any part of its rights or obligations hereunder without the prior written consent of EDC.
Section 10.05 — Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument.
Section 10.06 — Confidentiality
EDC will not disclose the Purchase Notice, or any information provided to EDC of the type referenced in Section 2.01(a)(ii) hereof, to any third party without the prior written consent of the other party, except to the Escrow Agent and to the respective employees, officers, directors of EDC and the Escrow Agent, and to their respective legal and financial advisors on a “need to know basis” (on the condition that any such financial advisor agree in writing not to disclose such terms). The obligation of EDC to maintain confidentiality of such matters shall be subject to the requirements of applicable law, regulation or legal process and of Canada’s international commitments, including without limitation, in respect of the WTO Agreement on Subsidies and Countervailing Measures. EDC shall also be entitled to disclose any matters in relation to the transaction contemplated herein to the Government of Canada and the Auditor General of Canada and to make publicly available the following information, required for the purpose of EDC’s Disclosure Policy: the name of the Seller; the service provided by EDC (i.e. “Purchase of Purchased Refund”) under such Agreement; and a general description of the commercial transaction under the Agreement.
Section 10.07 — Automatic Termination
The parties agree that this Agreement shall automatically terminate, without either party taking any further action, should the Softwood Lumber Agreement not come into full force and effect by March 31, 2007.
Section 10.08 — Language
The parties agree that it is their express wish that this Agreement and Schedules be drawn up and signed in the English language only. Les parties aux présentes conviennent que

c’est leur volonté expresse que la présente convention et les annexes soient rédigées et signées en langue anglaise seulement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers duly authorized as of the date first above written.
BOWATER CANADIAN FOREST PRODUCTS INC.

By: Vice-President		By: Vice-President

Signature:	/s/ Pierre Monahan	Signature:	/s/ Linda Gauvin

(Print Name):	Pierre Monahan	(Print Name):	Linda Gauvin
EXPORT DEVELOPMENT CANADA
By:
Signature:
(Print Name):
Signature:
(Print Name):

EXPORT DEVELOPMENT CANADA

By:	/s/ Stephen Davis

Name: Stephen Davis
Title: Senior Risk Transfer Manger

By:	/s/ Hal Miller

Name: Hal Miller
Title: Manager, Small Business Product Solutions

Schedule “A” to the Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of BLANK made between EDC and [Seller-IOR].
SCHEDULE “A”
PURCHASE NOTICE
[INSERT DATE]
TO: [Seller Name]

RE:	Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of [insert date], between EDC and [Seller-IOR] (the “Agreement”)
We hereby notify you that EDC will purchase, pursuant to and subject to all the terms and conditions of the Agreement, the Purchased Refund on the Purchase Date for the Purchase Price set forth below and confirm that EDC will pay to the Seller the Seller Amount and pay to the US Interests, the US Interest Amount on Seller’s behalf, in accordance with the Agreement:

Duties Paid by the Seller	Accrued Interest	Purchase Price	US Interests	Seller Amount
up to and including	up to and including	(sum of column 1	Amount (portion of	(portion of	Purchase	Seller’s
[BLANK]	the Purchase Date	and column 2)	Purchase Price)	Purchase Price)	Date	wire Instructions

All capitalized teens used herein and not otherwise defined have the meanings given to them in the Agreement.
Dated the                     day of                                         ,                     .
EXPORT DEVELOPMENT CANADA
By:
Name:
Title:

By:
Name:
Title

Schedule “B” to the Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of BLANK made between EDC and BLANK.
OPINION OF COUNSEL TO SELLER
To: Export Development Canada
      151 O’Connor Street
      Ottawa, Ontario K1A 1K3
      Attention: Risk Transfer
      Citibank, N.A. as Escrow Agent
      388 Greenwich Street (14thFloor)
      New York, NY 10013
      Attention:
Dear Sirs/Mesdames:

Re:	Purchase by Export Development Canada (“EDC”) of certain of Payment Obligations to BLANK (the “Seller”) under the Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of [] between EDC and the Seller (the “Purchase and Sale Agreement”).

EDC Transaction No. SLA-BLANK
In my capacity as legal counsel to the Seller, I have been asked to give an opinion to EDC and the Escrow Agent in connection with the purchase by EDC of certain obligations owed to the Seller under the Purchase and Sale Agreement.
For the purposes of my opinion, I have reviewed original executed copies or copies certified to my satisfaction of the following:
(a)	the Purchase and Sale Agreement;

(b)	the form of Purchase Notice from EDC to the Seller annexed to the Purchase and Sale Agreement, in respect of the purchase of certain Purchased Refunds under the Agreement (the “Purchase Notice”);

(c)	corporate documentation of Seller required to authorize the Seller to enter into the Agreements (true copies of such documents are attached hereto);

(d)	Escrow Agreement;

(e)	Irrevocable Power of Attorney;

(f)	the ACH Agreement; and

(g)	[other relevant documents and laws].
I have also examined such other documents as I have considered necessary or desirable in order that I may give this opinion.
Expressions defined in the Purchase and Sale Agreement shall have the same meaning when used in this opinion and every reference to “Agreements” shall be deemed to refer to the Purchase and Sale Agreement as executed by the Seller and EDC as well as the Purchase Notice, the Escrow Agreement, the ACH Agreement and the Irrevocable Power of Attorney.
I am of the opinion that:
1.	the Seller is a [corporation/partnership/other] duly [incorporated] and organized and validly existing under the laws of BLANK;

2.	the Seller has full power and authority to execute, deliver and perform the terms and provisions of the Agreements, has taken all necessary action (corporate or otherwise) to authorize the execution, delivery and performance of the Agreements to which it is a party, and such Agreements have been duly authorized, executed and delivered by the Seller;

3.	the execution and delivery of the Agreements to which it is a parry and the performance of, and the compliance with the terms thereof:
(i)	do not contravene or conflict with its constating documents, by-laws or its resolutions;

(ii)	are not in violation of any law, statute, rule, regulation or ordinance of [Canada/the United States] or [insert relevant province or state]; and

(iii)	do not require any consents or approvals of any governmental authority or agency of [Canada) the United States] or [relevant province/state] whatsoever.
This opinion is given for the benefit of EDC and the Escrow Agent and may not be relied upon by anyone else other than EDC and the Escrow Agent and this opinion is limited to the matters stated herein and does not extend to and is not to be read as extending by implication to any other matters not specifically referred to herein.
Yours truly
By:

Schedule “C” to the Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of BLANK made between EDC and [Seller-IOR].
Disclosures of 19 U.S.C. § 1592 proceedings, including “prior disclosures”
      Description
NONE

Schedule “D” to the Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of BLANK made between EDC and [Seller-IOR].
ESCROW AGREEMENT

Schedule “E” to the Softwood Lumber Agreement Cash Deposits Purchase and Sale Agreement dated as of BLANK made between EDC and [Seller-IOR].
LOCATIONS OF SELLER’S CHIEF EXECUTIVE OFFICE AND PLACES OF
BUSINESS
See attached

SCHEDULE “E” TO THE SOFTWOOD LUMBER AGREEMENT
CASH DEPOSITS PURCHASE AND SALE AGREEMENT
DATED AS OF
BETWEEN EDC AND BOWATER CANADIAN FOREST PRODUCTS INC.
Bowater Canadian Forest Products Inc.
Chief Executive Office :
1000 De La Gauchetiere St. West
Suite 2820
Montreal, QC H3B 4W5
Places of business:
79Main St.
Gatineau, QC J8P 4X6
168-170 Principale St.
Maniwak i, QC J9E 1Z7
200 Dequen St.
Dolbeau-Mistassini, QC G8L 5M8
1 –4th Avenue
Dolbeau-Mistassini, QC G8L 2R4
1 Laberge St.
St. Felicien, QC G8K 2R7
1 Notre Dame St.
Donnacona, QC G3M 1E7
2001 Neebing Ave.
Thunder Bay, ON P7E 6S3
256 Darrel Ave.
Thunder Bay, ON P75 1L7
Affiliates
Bowater Mitis Inc.
Chief Executive Office :
1 Mitis St.
Price, QC GOJ 1Z0
Places of business:
2977 St. Joseph Rd N.
Girardville, QC GOW 1RO
Bowater Mersey Inc.
Chief Executive Office :
3691 Highway #3
Liverpool, NS BOT 1KO
Places of business:
283 Oakhill Rd.
Bridgewater, NS B4V 3J5